Exhibit (a)(i)
                            CERTIFICATE OF FORMATION
                                       OF
                         BLUE ROCK REGISTERED FUND, LLC



          FIRST: The name of the limited liability company is Blue Rock Registered Fund, LLC.

          SECOND: The address of its registered office in the State of Delaware is 615 South DuPont Highway, County of Kent, City of Dover, State of Delaware, 19901. The name of its registered agent at such address is National Corporate Research, Ltd.


          IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation this 29th day of March, 2004.

                                       BLUE ROCK REGISTERED FUND, LLC



                                       By: /s/ NORMA DA ROSA
                                           --------------------------------
                                            Name:  Norma DaRosa
                                            Title: Authorized Person